SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO
(Rule 13e-4)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)

Conexant Systems, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to purchase Common Stock, par value $0.01 per share, with an exercise price equal to or greater than $5.00 per share
(Title of Class of Securities)

207142 10 0

(CUSIP Number of Class of Securities (Underlying Common Stock))

Dennis E. O’Reilly, Esq.
Senior Vice President,
Chief Legal Officer and Secretary
Conexant Systems, Inc.
4000 MacArthur Boulevard, West Tower
Newport Beach, California 92660-3095
(949) 483-4600

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
Communications on Behalf of Filing Person)

Copy to:

Frederick T. Muto, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-9109
(858) 550-6000

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)
$31,160,575	$3,948.04

(1)	Calculated solely for purposes of determining the filing fee. This amount assumes that all eligible options to purchase 38,467,148 shares of common stock of Conexant Systems, Inc. having an aggregate value of $31,160,575 as of October 31, 2004 will be exchanged or cancelled pursuant to this offer, which may not occur. The aggregate value of such options was calculated based on the Black-Scholes option pricing model.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $126.70 for each $1,000,000 of the value of the transaction.

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $3,948.04	Filing Party: Conexant Systems, Inc.
Form or Registration No.: Schedule TO	Date Filed: November 12, 2004

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☑	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

     This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2004, as amended and supplemented by Amendment No. 1 to the Tender Offer Statement on Schedule TO filed with the Commission on November 18, 2004 and Amendment No. 2 to the Tender Offer Statement on Schedule TO filed with the Commission on December 1, 2004 (the “Schedule TO”), relating to an offer by Conexant Systems, Inc., a Delaware corporation (the “Company”), to exchange certain options to purchase shares of the Company’s common stock, par value $0.01 per share, on the terms and subject to the conditions set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, dated November 12, 2004 (the “Offer to Exchange”). This Amendment No. 3 is intended to satisfy the reporting requirements of Rule 13e-4(c)(1) of the Securities Exchange Act of 1934, as amended.

     The information in the Offer to Exchange, including all Schedules thereto, is incorporated by reference in this Amendment No. 3 to the Schedule TO in response to all items required in the Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein.

Item 12. Exhibits.

     Item 12 of the Schedule TO is hereby amended and restated as follows:

Exhibit Number	Description
(a)(1)(A)	Offer to Exchange Outstanding Options to Purchase Common Stock, dated November 12, 2004.(1)
(a)(1)(B)	Election Form and Instructions thereto.(1)
(a)(1)(C)	Withdrawal Form and Instructions thereto.(1)
(a)(1)(D)	Intranet Overview of the Offer to Exchange.(1)
(a)(1)(E)	Form of PowerPoint Presentation to Employees.(1)
(a)(1)(F)	Form of Email Confirmation of Receipt of Election Form.(1)
(a)(1)(G)	Form of Email Confirmation of Receipt of Withdrawal Form.(1)
(a)(1)(H)	Email dated November 12, 2004 to actively employed holders of Eligible Option Grants.(1)
(a)(1)(I)	Letter dated November 12, 2004 to holders of Eligible Option Grants on leave of absence.(1)
(a)(1)(J)	Questions and Answers for Management Regarding the Stock Option Exchange Program.(2)
(a)(1)(K)	Email Reminder Notice dated December 1, 2004.(3)
(a)(1)(L)	Form of Confirmation of Cancellation of Eligible Option Grants.(4)
(a)(1)(M)	Stock Option Exchange Program Question and Answer Clarifications.(4)
(b)	Not applicable.
(d)(1)	Conexant Systems, Inc. 1999 Long-Term Incentives Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-37918), originally filed on May 26, 2000, and incorporated herein by reference.
(d)(2)	Conexant Systems, Inc. 2000 Non-Qualified Stock Plan, as amended.(3)
(d)(3)	Conexant Systems, Inc. 2004 New-Hire Equity Incentive Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-115983), originally filed on May 28, 2004, and incorporated herein by reference.
(d)(4)	GlobespanVirata, Inc. 1999 Equity Incentive Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-113399), originally filed on March 8, 2004, and incorporated herein by reference.
(d)(5)	GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-113399), originally filed on March 8, 2004, and incorporated herein by reference.
(d)(6)	Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-113399), originally filed on March 8, 2004, and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

(1)	Previously filed with the Commission on the Schedule TO on November 12, 2004.

(2)	Previously filed with the Commission on Amendment No. 1 to the Schedule TO on November 18, 2004.

(3)	Previously filed with the Commission on Amendment No. 2 to the Schedule TO on December 1, 2004.

(4)	Filed herewith.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 3 to the Schedule TO is true, complete and correct.

CONEXANT SYSTEMS, INC.
By:	Dennis E. O’Reilly
Dennis E. O’Reilly
Senior Vice President, Chief Legal Officer and Secretary

Date: December 3, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
(a)(1)(A)	Offer to Exchange Outstanding Options to Purchase Common Stock, dated November 12, 2004.(1)
(a)(1)(B)	Election Form and Instructions thereto.(1)
(a)(1)(C)	Withdrawal Form and Instructions thereto.(1)
(a)(1)(D)	Intranet Overview of the Offer to Exchange.(1)
(a)(1)(E)	Form of PowerPoint Presentation to Employees.(1)
(a)(1)(F)	Form of Email Confirmation of Receipt of Election Form.(1)
(a)(1)(G)	Form of Email Confirmation of Receipt of Withdrawal Form.(1)
(a)(1)(H)	Email dated November 12, 2004 to actively employed holders of Eligible Option Grants.(1)
(a)(1)(I)	Letter dated November 12, 2004 to holders of Eligible Option Grants on leave of absence.(1)
(a)(1)(J)	Questions and Answers for Management Regarding the Stock Option Exchange Program.(2)
(a)(1)(K)	Email Reminder Notice dated December 1, 2004.(3)
(a)(1)(L)	Form of Confirmation of Cancellation of Eligible Option Grants.(4)
(a)(1)(M)	Stock Option Exchange Program Question and Answer Clarifications.(4)
(b)	Not applicable.
(d)(1)	Conexant Systems, Inc. 1999 Long-Term Incentives Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-37918), originally filed on May 26, 2000, and incorporated herein by reference.
(d)(2)	Conexant Systems, Inc. 2000 Non-Qualified Stock Plan, as amended.(3)
(d)(3)	Conexant Systems, Inc. 2004 New-Hire Equity Incentive Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-115983), originally filed on May 28, 2004, and incorporated herein by reference.
(d)(4)	GlobespanVirata, Inc. 1999 Equity Incentive Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-113399), originally filed on March 8, 2004, and incorporated herein by reference.
(d)(5)	GlobespanVirata, Inc. 1999 Supplemental Stock Option Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-113399), originally filed on March 8, 2004, and incorporated herein by reference.
(d)(6)	Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan. Filed as an exhibit to the Company’s Registration Statement on Form S-8 (Registration No. 333-113399), originally filed on March 8, 2004, and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

(1)	Previously filed with the Commission on the Schedule TO on November 12, 2004.

(2)	Previously filed with the Commission on Amendment No. 1 to the Schedule TO on November 18, 2004.

(3)	Previously filed with the Commission on Amendment No. 2 to the Schedule TO on December 1, 2004.

(4)	Filed herewith.